                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 0-23299

                              Bay Bancshares, Inc.
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            (Exact name of registrant as specified in its charter)


                 1001 Highway 146 South, La Porte, Texas 77571
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock $1.00 par value
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           (Title of each class of securities covered by this Form)

                                 Not applicable
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)    [ ]

         Approximate number of holders of record as of the certification or notice date: One (on March 30, 2001 Bay Bancshares, Inc. became a wholly-owned subsidiary of SouthTrust of Alabama, Inc.)

         Pursuant to the requirements of the Securities Exchange Act of 1934, Bay Bancshares has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      BAY BANCSHARES, INC.
                                      By SouthTrust of Alabama, Inc.
                                      Its Sole Shareholder

Dated:  March 30, 2001                By: /s/ Paul Gourley
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                                      Name: Paul Gourley
                                      Title: Its Vice President